SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                 Amendment No. 1
                                       to
                                 SCHEDULE 14D-1
               Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                             -----------------------

                               HOST FUNDING, INC.
                            (Name of Subject Company)

    MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC;
 MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED PARTNERSHIPS INCOME
    FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED HIGH YIELD
             INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC
                                    (Bidders)

                         Shares of Class A Common Stock
                         (Title of Class of Securities)

                                  -------------
                      (CUSIP Number of Class of Securities)
                            -----------------------
                                           Copy to:
C.E. Patterson                             Paul J. Derenthal, Esq.
MacKenzie Patterson, Inc.                  Derenthal & Dannhauser
1640 School Street                         One Post Street, Suite 575
Moraga, California  94556                  San Francisco, California  94104
(925) 631-9100                             (415) 981-4844

                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                       Communications on Behalf of Bidder)

CUSIP NO.   None                     14D-1                   Page 2 of ___ Pages


1.    Name of Reporting Person
      S.S. or I.R.S. Identification Nos. of Above Person

      MORAGA FUND 1, L.P.

2.    Check the Appropriate Box if a Member of a Group
      (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.    SEC Use Only

4.    Sources of Funds (See Instructions)

              WC

5.    Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
      Items 2(e) or 2(f)
                                                                             --

6.    Citizenship or Place of Organization

              California

7.    Aggregate Amount Beneficially Owned by Each Reporting Person       30,000


8.    Check if the Aggregate in Row (7) Excludes Certain Shares
      (See Instructions)

                                                                             --

9.    Percent of Class Represented by Amount in Row (7)                   1.93%


10.   Type of Reporting Person (See Instructions)

              PN

CUSIP NO.   None                         14D-1              Page 3 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     MP VALUE FUND 5, LLC

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             California

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                        14D-1                Page 4 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     MACKENZIE PATTERSON SPECIAL FUND 3, LLC

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             California

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                         14D-1               Page 5 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     MACKENZIE PATTERSON SPECIAL FUND 4, LLC

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             California

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                          14D-1              Page 6 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             Florida

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             PN

CUSIP NO.   None                         14D-1               Page 7 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             Florida

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             PN

CUSIP NO.   None                         14D-1               Page 8 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     ACCELERATED HIGH YIELD INCOME  FUND II, LTD

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             Florida

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             PN

CUSIP NO.   None                         14D-1               Page 9 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     MORAGA-DEWAAY FUND, LLC

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             California

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                         14D-1              Page 10 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     MP INCOME FUND 15, LLC

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             California

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                         14D-1              Page 11 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

      PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             California

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.   Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                        14D-1               Page 12 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     CAL KAN, INC.

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             Kansas

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        30,000


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    1.93%


10.  Type of Reporting Person (See Instructions)

              CO

CUSIP NO.   None                         14D-1              Page 13 of ___ Pages


1.   Name of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

      SUTTER OPPORTUNITY FUND, LLC

2.   Check the Appropriate Box if a Member of a Group
     (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.   SEC Use Only

4.   Sources of Funds (See Instructions)

             WC

5.   Check if Disclosure of Legal  Proceedings  is Required  Pursuant to
     Items 2(e) or 2(f)
                                                                             --

6.   Citizenship or Place of Organization

             Florida

7.   Aggregate Amount Beneficially Owned by Each Reporting Person        77,318


8.   Check if the Aggregate in Row (7) Excludes Certain Shares
     (See Instructions)

                                                                             --

9.   Percent of Class Represented by Amount in Row (7)                    4.98%


10.  Type of Reporting Person (See Instructions)

             OO

Item 1.      Security and Subject Company.

             (a) This Schedule relates to shares of the Class A Common Stock (the "Shares")of HOST FUNDING, INC., a Maryland corporation (the "Issuer"), the subject company. The address of the Issuer's principal executive offices is 6116
N. Central Expressway, Suite 1313, Dallas, Texas 75206.


             (b) This Schedule relates to the offer by MP VALUE FUND 5, LLC; MORAGA-DEWAAY FUND, LLC; MP INCOME FUND 15, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; MACKENZIE PATTERSON SPECIAL FUND 3, LLC; MACKENZIE PATTERSON SPECIAL FUND 4, LLC; PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.; CAL KAN, INC.; MORAGA FUND I, L.P.; ACCELERATED HIGH YIELD INCOME FUND II, LTD; and SUTTER OPPORTUNITY FUND, LLC (collectively the "Purchasers") to purchase up to 300,000 Shares. The offer was originally scheduled to terminate March 17, 1999, but the Expiration Date has been extended to March 31, 1999. Accordingly, the Purchasers have agreed to pay a purchase price equal to $3.00 per Share, less the amount of any dividends or other distributions declared or made with respect to the Shares between February 17, 1999 (the "Offer Date") and March 31, 1999, or such other date to which this Offer may be further extended (the "Expiration Date"), otherwise upon all of the terms and subject to the conditions set forth in the Offer to Purchase dated February 17, 1999 (the "Offer to Purchase") and the related Letter of Transmittal, copies of which were attached to the original Schedule as Exhibits (a)(1) and (a)(2), respectively. Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date. The Issuer had 1,553,569 Shares issued and outstanding as of September 30, 1998, and Shares were held by approximately 1,264 Shareholders as of December 31, 1997, according to its annual report on Form 10-K for the year then ended.


             (c) The information set forth under the captions "Introduction - Establishment of the Offer Price" and "Effects of the Offer" in the Offer to Purchase is incorporated herein by reference.

Item 11.     Material to be Filed as Exhibits.

             (a)(1)  Revised Offer to Purchase dated February 17, 1999

             (a)(5)  Press Release dated March 17, 1999

                                   SIGNATURES


             After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:       March 17, 1999

MP VALUE FUND 5, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

MORAGA FUND 1, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

MACKENZIE PATTERSON SPECIAL FUND 3, LLC

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

MORAGA-DEWAAY FUND, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

MP INCOME FUND 15, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

MACKENZIE PATTERSON SPECIAL FUND 4, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President


PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

CAL KAN, INC.

By:  /s/ Christine Simpson
       Christine Simpson,  Vice President

 ACCELERATED HIGH YIELD INCOME  FUND II, LTD

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ Christine Simpson
                     Christine Simpson,  Vice President

 SUTTER OPPORTUNITY FUND, LLC

By Sutter Capital Management, LLC

             By /s/ Robert Dixon
                   Robert Dixon, Manager

                                  EXHIBIT INDEX


Exhibit              Description                                           Page

(a)(1)       Revised Offer to Purchase dated February 17, 1999

(a)(5)       Press Release